Offshore Logistics, Inc.
224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. NORWEGIAN AFFILIATE, NORSK HELIKOPTER AS, DISCUSSES CONTRACT AWARD

LAFAYETTE, LOUISIANA (June 1, 2005) – Offshore Logistics, Inc. (NYSE: OLG) said today that a news release was issued on Wednesday, June 1, 2005 in Norway regarding its Norwegian affiliate, Norsk Helikopter AS (Norsk), the text of which follows:

“Norsk Helikopter increases the number of staff and buys more new helicopters after the company has been awarded two new contracts worth a total of NOK 1.3 billion.

ConocoPhillips has signed a letter of intent with Norsk Helikopter AS for all offshore transportation services between Sola and Ekofisk. The contracts will commence on 1st September 2006 and has duration of 5 years with a further 3 years option. The contract has a total value of NOK 730 million for the 5-year period. The flying will be carried out with two new Sikorsky S-92A which will be delivered in June/July 2006.

BP and Talisman has signed a letter of intent with Norsk Helikopter for all offshore transportation services between Sola and the fields Valhall, Ula, Gyda and Petrojarl Varg. The contracts will commence on 1st January 2006 and has duration of 5 years with a further 3 years option. The contracts have a total value of NOK 560 million for the 5-year period. The flying will be carried out with one new Sikorsky S-92A which will be delivered in December 2005 according to plan.

Both contracts will allow the use of additional capacity from the company’s fleet of AS332 L2 Super Puma helicopters. The two contracts will result in Norsk Helikopter expanding the company’s number of staff with approx. 30 new positions, the main category of new personnel being pilots and technicians. The contracts entail that Norsk Helikopter will increase its fleet of new Sikorsky S-92A helicopters with three new aircrafts to a total of five Sikorsky flagships.

‘Norsk Helikopter was the first operator in Europe to start offshore operations with two Sikorsky S-92A in February and March 2005. These two helicopters have so far produced almost 1000 flight hours and have for the most part complied with our requirements for utilization and efficiency. It is therefore a pleasure to offer new Sikorsky S-92A helicopters to the many passengers of ConocoPhillips, BP, and Talisman, with Sikorsky S-92A representing the new generation of helicopters with modern comfort, long range and increased safety,’ Commercial Director of Norsk Helikopter, Geir Tynning, says.

Norsk Helikopter already holds long-term contracts with Statoil, Total E&P and Exxon Mobil. Norsk Helikopter has its head office at Sola and in addition bases at Flesland, Brønnøysund, Hammerfest, Frigg QP and Heidrun.

Norsk Helikopter is owned by Knut Axel Ugland Holding (50%), Anreas K.L. Ugland (1%) and Bristow Helikocopters Ltd. (49%).”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, estimated or implied in such forward-looking statements. Factors that could cause actual results to differ materially from those contained in this press release include, without limitation, the possibility that the benefits of the contracts are less than anticipated. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s report on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2004. Copies of these may be obtained by contacting the Company or the SEC. The Company does not intend to update any of its forward-looking statements.

Investor Relations Contact:
William E. Chiles
Phone: (337) 233-1221
Fax: (337) 235-6678
bchiles@olog.com